Exhibit 99.1

Contact:	Amanda Tobin Bielawski	-or-	Caroline Boren
	(206) 392-5134		(206) 392-5799

FOR IMMEDIATE RELEASE	April 27, 2007

ALASKA AIR GROUP ANNOUNCES SENIOR MANAGEMENT CHANGES

SEATTLE — The Alaska Air Group board of directors today announced changes to Alaska Airlines’ senior management structure. Three senior executives have been elected to new divisional leadership roles, and the company announced the upcoming retirement of Kevin Finan, executive vice president of operations.

The realignment will foster greater collaboration between divisions, accelerate operational improvements, unify company planning efforts, and further the airline’s ongoing transformation.

Gregg Saretsky, 47, formerly executive vice president of marketing and planning, has been elected executive vice president of flight and marketing. In this position, he will oversee the airline’s Flight Operations, Inflight Services, Sales, Customer Experience and Brand Marketing organizations.

Glenn Johnson, 48, was promoted to executive vice president of airport services and maintenance and engineering, adding oversight of the Maintenance and Engineering Division. He was previously Alaska’s senior vice president of customer service-airports.

Brad Tilden, 46, Alaska Air Group’s chief financial officer and executive vice president of finance, will assume responsibility for the Planning, Revenue Management and Corporate Real Estate departments, in addition to Finance, with an expanded title of executive vice president of finance and planning.

Until his retirement at the end of 2007, Finan, 60, will serve as executive vice president of strategic projects and interim vice president of flight operations. He formerly oversaw Flight Operations, Customer Service-Airports, Maintenance and Engineering, and Corporate Real Estate.

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“Kevin’s desire to retire at the end of the year presented an opportunity to revisit our organizational makeup on the ground and in the air, and explore options to enable better cross-team solutions for serving our customers,” said Bill Ayer, Alaska Air Group’s chairman and chief executive officer.

“This restructuring aligns Alaska’s maintenance, ground support and airport customer service functions under one leader, promoting increased teamwork and more streamlined operations,” Ayer said. “Unifying our inflight services, flight operations and customer experience areas is designed to achieve similar cross-division collaboration and focus.

“Likewise, shifting planning, revenue management and corporate real estate to our finance organization creates further alignment with our overall strategic planning efforts,” Ayer said.

As part of the realignment, Captain Ben Forrest, previously vice president of flight operations, will return to his line pilot and check airman role. Saretsky will lead the search for a new vice president of flight operations.

“Ben has made significant contributions this past year, including overseeing the operational transition from the 737-200 to the 737-400 Combi and Freighter, and expanding the use of RNP flight guidance technology,” Saretsky said. “His passion for improving the operation and dedication to the company will continue to benefit Flight Operations as he returns to line flying.”

Alaska Airlines and sister carrier, Horizon Air, together serve 90 cities through an expansive network throughout Alaska, the Lower 48, Canada and Mexico. For reservations visit alaskaair.com. For more news and information, visit the Alaska Airlines/Horizon Air Newsroom at alaskaair.com/newsroom.

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